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                                EXHIBIT 12

                      ATLANTIC CITY ELECTRIC COMPANY
      STATEMENT OF COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
             (Amounts in Thousands of Dollars, except Ratios)

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                                Year Ended December 31   Twelve Months Ended
              1989   1990     1991      1992      1993    September 30, 1994
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Net Income $ 91,743 $ 80,176 $107,428  $107,446  $109,026  $112,340

Federal Income Taxes
  Current    20,389  24,714   37,759    33,661    29,680     32,589
  Deferred    6,724   6,709    3,957    16,064    18,747     15,344
  Investment Tax
    Credits - Net
            (2,449)  (2,349)  (2,537)   (2,534)  (2,534)     (2,534)

          $ 24,664 $ 29,074 $ 39,179  $ 47,191 $ 45,893    $ 45,399
Fixed Charges

Interest on
  Long Term
  Debt    $ 44,776  $ 52,370$ 49,081  $ 50,719 $ 56,279     $ 54,392
Amortization of Debt
  Expense, Discount and
  Premium. Net
            2,355      2,433  2,520     2,565     3,106        3,486
Interest on Short Term
  Debt      5,231      1,510  1,946     1,579     1,421        1,624
Other Interest
 Expense      909        109  1,179     1,099       212        (590)
Interest Factors
  Associated with Rental
  Exp       4,777     6,167   5,551     4,177      3,884       4,062
         $ 58,048  $ 62,589$ 60,277  $ 60,139   $ 64,902    $ 62,974

Earnings Before
  Income Taxes and
  Fixed Charges
 (a)     $172,762 $169,773   $205,279 $213,716  $218,950     $219,775

Ratio of Earnings to
  Fixed Charges

            2.98      2.71       3.41     3.55      3.37         3.49
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(a) Excludes the amount of capitalized interest associated with fixed charges.

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